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NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

WHITTIER ENERGY CORPORATION ANNOUNCES RECORD RESERVES FOR 2006, DRILLING UPDATE

HOUSTON — (Business Wire) — February 17, 2006 — Whittier Energy Corporation (NASDAQ: WHIT) announced today that the Company’s total proved oil and natural gas reserves as of December 31, 2005 are estimated at a record 32.8 billion cubic feet of natural gas equivalent (“Bcfe”), compared to total proved oil and natural gas reserves of 16 Bcfe as of December 31, 2004. The Company’s 2005 year-end reserves, of which 75% are proved developed, consist of 15.8 billion cubic feet of natural gas, 2.6 million barrels of oil and 228,000 barrels of natural gas liquids. The Company’s 2005 reserve additions were principally attributable to its June 2005 acquisition of RIMCO Production Company, Inc., adjusted for the divestiture of RIMCO’s interest in the Big Escambia Creek field in August 2005, along with Whittier’s successful drilling operations in South Texas and the Gulf Coast during the year.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves as of December 31, 2005 is approximately $129 million, using oil and natural gas prices of $58.19 per barrel for oil and $11.33 per Mcf for natural gas. Such prices were based on year-end market prices adjusted for the Company’s average basis differentials.

Drilling Update

The Company announced today that the first well in its Southeast Texas 3D project was successfully drilled and completed during February 2006.  This well targeted the Nodosaria formation at approximately 8,000’ and produced at an initial rate in excess of 3 Mmcfe per day. The drilling rig is expected to spud the second well of an initial five well program later this week.  The Company has an approximate 18% interest in the project.

The Company also announced that it has turned its Northwest Ulrich well to sales at a rate of approximately 1.2 Mmcfe per day with flowing tubing pressure of 6,300 psi on a restricted choke.  The Company has an approximate 22% working interest in the well, which was successfully completed during December 2005.

In February 2006, Whittier drilled, logged and cased the Rachal #2 well in Webb County, Texas. The well encountered approximately 15’ of net pay and completion operations will commence shortly. The drilling rig will be moving later this week to drill the Rachal #3 location, which will offset the Rachal #2 to the northeast. Whittier owns a 30% working interest in the project.

The Company is also in the process of completing and evaluating the Scott & Hopper #5 well in Brooks County, Texas. Whittier has an approximately 50% working interest in the well, which was drilled in December 2005 and fracced in mid-February 2006.

Furthermore, Whittier has a 30% working interest in the Hunter’s Farm well, which is currently drilling in Iberia Parish, Louisiana. The well has reached its target depth and appears to be non-productive, but the Company plans to sidetrack the well in order to test the target formation in a different structural position.

Finally, the Company announced that the Whittier #1 drilled on the Company’s fee minerals in Zapata County, Texas has been successfully logged and cased to approximately 12,000 feet. Completion operations are expected to begin in mid-March. Whittier owns a 25% royalty interest in the well.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “Through a combination of acquisitions and successful results from our 2005 drilling activities, we were able to replace over 450% of our 2005 net production. We are proud to report that the Company’s production, reserves and Standardized Measure of Discounted Future Net Cash Flows are at all-time highs.”  He added, “We are especially pleased with our 2005 results considering that the two hurricanes delayed our drilling schedule in both Southeast Texas and South Louisiana.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also owns non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit our website at www.whittierenergy.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Whittier assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.